As filed with the Securities and Exchange Commission on March 16, 2021
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KKR Acquisition Holdings I Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	86-1506732 (I.R.S. Employer Identification No.)

30 Hudson Yards, Suite 7500
New Yok, New York 10001
(212) 750-8300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Lee
KKR Acquisition Holdings I Corp.
30 Hudson Yards, Suite 7500
New Yok, New York 10001
(212) 750-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul D. Tropp Christopher J. Capuzzi Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 (212) 596-9000	Derek J. Dostal Byron B. Rooney Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-252741

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging Growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Units, each consisting of one share of Class A Common Stock, $0.0001 par value, and one-fourth of one redeemable warrant(2)	23,000,000 Units	$10.00	$230,000,000	$25,093
Shares of Class A Common Stock included as part of the Units(3)	23,000,000 Shares	—	—	— (4)
Redeemable warrants included as part of the Units(3)	5,750,000 Warrants	—	—	— (4)
Total			$230,000,000	$25,093 (5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)
Represents only the additional number of securities being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-252741). Includes 3,000,000 units, consisting of 3,000,000 Class A common stock and 750,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)
Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).
(5)
The Registrant previously registered securities having a proposed maximum aggregate offering price of $1,150,000,000 on its Registration Statement on Form S-1, as amended (File No. 333-252741), which was declared effective by the Securities and Exchange Commission on March 16, 2021. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $230,000,000 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed by KKR Acquisition Holdings I Corp., a Delaware corporation (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-252741) (the “Prior Registration Statement”), initially filed by the Registrant on February 4, 2021 and declared effective by the Securities and Exchange Commission on March 16, 2021. This Registration Statement covers the registration of an additional 23,000,000 of the Registrant’s units (including 3,000,000 units, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any), each consisting of one share of the Registrant’s Class A common stock, $0.0001 par value per share, and one-fourth of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of the Registrant’s Class A common stock. The required opinion of counsel and related consent and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. All exhibits filed with or incorporated by reference in the Registration Statement on Form S-1 (SEC File No. 333-252741) are incorporated by reference into, and shall be deemed a part of, this Registration Statement, and the following additional exhibits are filed herewith, as part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of Marcum LLP

23.2	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 16th day of March, 2021.

KKR Acquisition Holdings I Corp.

By	/s/ Glenn Murphy
Name:	Glenn Murphy
Title:	Chief Executive Officer & Executive Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Glenn Murphy	Chief Executive Officer & Executive Chairman (Principal Executive, Financial and Accounting Officer)	March 16, 2021
Glenn Murphy

/s/ Paul Raether	Director	March 16, 2021
Paul Raether

/s/ Paula Campbell Roberts	Director	March 16, 2021
Paula Campbell Roberts

/s/ Kimberly Ross	Director	March 16, 2021
Kimberly Ross